EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2023 Third Quarter Results

•Net Sales of $1.1 Billion Up 15.4% YoY; Up 15.0% on an Organic Basis
•Net Income of $97.2 Million, or $2.47 Per Share
•Adjusted Net Income of $93.5 Million, or $2.38 Per Share Up 36.3% YoY
•EBITDA of $140.3 Million Up 29.2% YoY
•Updating Fiscal 2023 Guidance to Reflect Fiscal Third Quarter Performance

CLEVELAND, OHIO (April 27, 2023) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2023 third quarter ended March 31, 2023.

Net sales for the quarter increased 15.4% to $1.1 billion from $980.7 million in the prior year. The change includes a 0.7% increase from acquisitions, offset by a negative 0.3% impact from foreign currency translation. Excluding these factors, sales increased 15.0% on an organic basis reflecting a 16.1% increase in the Service Center segment and a 13.1% increase in the Engineered Solutions segment. The Company reported net income of $97.2 million, or $2.47 per share, and EBITDA of $140.3 million. Results include a net tax benefit of $3.7 million, or $0.09 per share, from a deferred tax valuation allowance adjustment. Excluding this item, the Company reported non-GAAP adjusted net income of $93.5 million, or $2.38 per share. On a pre-tax basis, results include $8.2 million ($0.16 after tax per share) of LIFO expense compared to $7.4 million ($0.14 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We reported another solid quarter as sales grew over 15% with ongoing support from our industry position. We continued to expand gross margins while remaining focused on managing costs given the current backdrop. These dynamics drove strong EBITDA margin expansion and earnings growth. At the same time, we remain focused on our investments in talent, technology, and our service solutions as we further enhance our capabilities and operational strength for the future. Overall, we continue to demonstrate the benefits of our strategy and ability to consistently execute.”

Mr. Schrimsher added, “Looking ahead, we remain constructive on underlying industrial sector fundamentals within North America. Customer feedback remains generally positive, while our internal initiatives and technical capabilities are supporting new growth opportunities. That said, consistent with our prior outlook and recent macroeconomic industrial reports, we expect underlying market demand and orders to continue to moderate near term as broader industry activity normalizes and customers rebalance spending levels against current macro uncertainty. Month to date in April, sales are trending up by a high single-digit percent on an organic basis compared to the prior year. Our diverse mix of growth tailwinds and business evolution puts us in a favorable position to sustain above-market growth, and our track record highlights our ability to execute across all parts of the cycle. Lastly, our balance sheet and liquidity are in a solid position, and we expect stronger cash generation going forward.”

Updated Fiscal 2023 Guidance
For fiscal 2023, the Company now projects EPS of $8.47 to $8.60 on an adjusted basis (prior $8.10 to $8.50), sales growth of 14% to 15% (prior 13% to 15%), and EBITDA margins of 11.7% to 11.8% (prior 11.5% to 11.7%). Updated adjusted EPS guidance excludes the $3.7 million net tax benefit in the fiscal

2023 third quarter related to a deferred tax valuation allowance adjustment. Guidance incorporates ongoing economic uncertainty and inflationary pressures. Guidance does not assume contribution from potential future acquisitions.

Dividend
Today the Company announced that its Board of Directors declared a quarterly cash dividend of $0.35 per common share, payable on May 31, 2023, to shareholders of record on May 15, 2023.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on April 27, 2023. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 800-945-5981 (toll free) or 212-231-2929 (for International callers) using conference ID 22026611. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 800-633-8625 or 402-977-9141 (International) using conference ID 22026611.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “projects,” “assume”, and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy (such as the inflationary environment and supply chain strains), the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
# # #
CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Net Sales	$1,132,035	$980,662	$3,254,720	$2,749,217
Cost of sales	798,917	693,338	2,306,314	1,948,928
Gross Profit	333,118	287,324	948,406	800,289
Selling, distribution and administrative expense, including depreciation	206,207	191,481	602,070	551,655
Operating Income	126,911	95,843	346,336	248,634
Interest expense, net	4,773	5,852	17,438	20,249
Other (income) expense, net	(142)	469	1,624	(712)
Income Before Income Taxes	122,280	89,522	327,274	229,097
Income tax expense	25,093	21,216	72,750	50,796
Net Income	$97,187	$68,306	$254,524	$178,301
Net Income Per Share - Basic	$2.52	$1.78	$6.60	$4.63
Net Income Per Share - Diluted	$2.47	$1.75	$6.49	$4.56
Average Shares Outstanding - Basic	38,617	38,453	38,574	38,470
Average Shares Outstanding - Diluted	39,268	39,098	39,203	39,102

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	June 30,
	2023	2022

Assets
Cash and cash equivalents	$182,127	$184,474
Accounts receivable, net	705,638	656,429
Inventories	526,978	449,821
Other current assets	92,002	68,805
Total current assets	1,506,745	1,359,529
Property, net	115,383	111,896
Operating lease assets, net	101,960	108,052
Intangibles, net	243,133	250,590
Goodwill	577,235	563,205
Other assets	64,182	59,316
Total Assets	$2,608,638	$2,452,588

Liabilities
Accounts payable	$276,024	$259,463
Current portion of long-term debt	25,196	40,174
Other accrued liabilities	179,372	199,990
Total current liabilities	480,592	499,627
Long-term debt	597,006	649,150
Other liabilities	150,380	154,456
Total Liabilities	1,227,978	1,303,233
Shareholders' Equity	1,380,660	1,149,355
Total Liabilities and Shareholders' Equity	$2,608,638	$2,452,588

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended March 31,

	2023	2022

Cash Flows from Operating Activities
Net income	$254,524	$178,301
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	16,598	16,215
Amortization of intangibles	23,189	24,096
Provision for losses on accounts receivable	4,676	2,905
Amortization of stock appreciation rights and options	2,322	2,897
Other share-based compensation expense	7,419	6,064
Changes in assets and liabilities, net of acquisitions	(142,092)	(106,136)
Other, net	(2,609)	9,481
Net Cash provided by Operating Activities	164,027	133,823
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(35,667)	(6,974)
Capital expenditures	(20,809)	(11,674)
Proceeds from property sales	226	494
Life insurance proceeds	—	3,159
Cash payments for loans on company-owned life insurance	—	(14,835)
Net Cash used in Investing Activities	(56,250)	(29,830)
Cash Flows from Financing Activities
Net (repayments) borrowings under revolving credit facility	(27,000)	442,592
Long-term debt repayments	(40,185)	(550,432)
Interest rate swap settlement receipts (payments)	5,501	(4,812)
Payment of debt issuance costs	—	(1,956)
Purchases of treasury shares	(716)	(13,604)
Dividends paid	(39,829)	(38,612)
Acquisition holdback payments	(1,510)	(2,361)
Taxes paid for shares withheld for equity awards	(7,914)	(4,405)
Exercise of stock appreciation rights and options	127	224
Net Cash used in Financing Activities	(111,526)	(173,366)
Effect of Exchange Rate Changes on Cash	1,402	(288)
Decrease in cash and cash equivalents	(2,347)	(69,661)
Cash and Cash Equivalents at Beginning of Period	184,474	257,745
Cash and Cash Equivalents at End of Period	$182,127	$188,084

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:
	Three Months Ended March 31, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$122,280	$25,093	$97,187	$2.47	20.5%
Tax valuation allowance adjustment, net	—	3,657	(3,657)	(0.09)	3.0%
Adjusted net income and net income per share	$122,280	$28,750	$93,530	$2.38	23.5%

	Nine Months Ended March 31, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$327,274	$72,750	$254,524	$6.49	22.2%
Tax valuation allowance adjustment, net	—	3,657	(3,657)	(0.09)	1.1%
Adjusted net income and net income per share	$327,274	$76,407	$250,867	$6.40	23.3%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Net Income	$97,187	$68,306	$254,524	$178,301
Interest expense, net	4,773	5,852	17,438	20,249
Income tax expense	25,093	21,216	72,750	50,796
Depreciation and amortization of property	5,565	5,352	16,598	16,215
Amortization of intangibles	7,670	7,891	23,189	24,096
EBITDA	$140,288	$108,617	$384,499	$289,657

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Net Cash provided by Operating Activities	$75,204	$52,559	$164,027	$133,823
Capital expenditures	(7,992)	(4,164)	(20,809)	(11,674)
Free Cash Flow	$67,212	$48,395	$143,218	$122,149

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.